Exhibit 10.2

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT is made as of March 15, 2016 (the “Agreement”), by and between Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mark I. Greene, M.D., Ph.D. an individual with an address 300 Righters Mill Road, Penn Valley, PA 19072 (the “Director”).

WHEREAS, pursuant to the terms of that certain Agreement dated as of March 14, 2016 among the Company, Platinum Management (NY) LLC and certain of its affiliates (the “Settlement Agreement”), the Company has agreed appoint the Director to its Board of Directors, and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Position. Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed a Director of the Company in the class of directors up for election at the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) immediately upon the execution of this Agreement, and the Director hereby agrees to serve the Company in such position, upon the terms and conditions hereinafter set forth, and in accordance with the duties imposed by Delaware law, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws (the “Bylaws”) and applicable stock exchange regulations, provided, however, that the Director’s continued service on the Board of Directors of the Company (the “Board”) for any period following the 2017 Annual Meeting shall be subject to the nomination of the Director for election by the Company’s stockholders by the Company’s Compensation, Nominating and Governance Committee for such period, and the election of the Director by the stockholders of the Company.

2. Duties.

(a) During the Directorship Term (as defined herein), the Director shall make reasonable business efforts to attend all Board meetings, serve on appropriate committees as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position.

(b) The Director will use his reasonable best efforts to promote the interests of the Company and devote such time to the Company’s affairs as required to appropriately discharge his duties and legal obligations as a Director. Other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company. At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

3. Compensation.

(a) The Company agrees to pay Director a fee of $50,000 as an annual retainer. Additionally, Director will receive a restricted stock award under the Company’s 2014 Stock Incentive Plan of 22,000 shares of common stock, vesting on the first anniversary of the date of grant. The Company and the Director acknowledge that under the Bylaws of the Company, the Board of Directors shall have authority to fix the compensation of directors.

(b) During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director) must be approved in advance by the Company.

(c) The Company will maintain a customary director and officer liability insurance policy for all Board members and such policy will cover Director to the same extent as other directors and officers covered under the policy.

(d) The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

4. Directorship Term. The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the date hereof and terminating on the earlier of the date of the next annual stockholders meeting and the earliest of the following to occur:

(a) the death of the Director;

(b) the termination of the Director from his membership on the Board by the mutual written agreement of the Company and the Director;

(c) the removal of the Director from the Board in accordance with the Bylaws and Delaware law; and

(d) the resignation by the Director from the Board.

5. Director’s Representations and Acknowledgment.

(a) The Director acknowledges and agrees that his position as member of the Board will result in him being deemed to be an “affiliate” of the Company for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (collectively, the “Securities Laws”).

(b) Other than the Settlement Agreement, there is no arrangement, agreement or understanding between the Director and any other persons pursuant to which the Director is being appointed to the Company’s Board of Directors.

(c) The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any officer, director, employee, stockholder, representative or agent of the Company or any of their respective affiliates with regard to this Agreement.

6. Director Covenants.

(a) Unauthorized Disclosure. The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, services, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential, and proprietary and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, subject to his fiduciary duties, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information (A) is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of his obligations hereunder, (B) is lawfully obtained from a source other than the Company that was not under, and did not impose, an obligation of confidentiality with respect to such information; (C) is independently developed by Director or his Affiliates without violating any of his obligations under this Agreement; and (D) is or becomes known by the Director other than through disclosure by the Company in the course of the Directorship Term; and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly destroy all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b) Company Policies. Director acknowledges that he has received and reviewed a copy of the Company’s Code of Business Conduct and Ethics, and its Supplemental Securities Trading Policy for Officers, Directors and Key Employees (the “Policies”), and understands and agrees that he will strictly comply with all the requirements of the Policies during the Directorship Term and so for so long thereafter as specifically required by the Policies, including without limitation the provisions thereof concerning unauthorized communication of internal Company information to third parties, including responses to inquiries by the financial press, investment analysts, investors, or other members of the financial community.

(c) Non-Solicitation. During the Directorship Term and for a period of two (2) years thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer (including those reasonably expected to be a customer) of the Company or otherwise had a material business relationship with the Company.

(d) Remedies. The Director agrees that any breach of the terms of this Section 6 could result in irreparable injury and damage to the Company for which the Company could have no adequate remedy at law. The Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all of his affiliates, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 7.

(e) Survival. The provisions of this Section 6 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

8. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, overnight delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

Navidea Biopharmaceuticals, Inc.

5600 Blazer Parkway

Suite 200

Dublin, OH 43017-7550

Attn: Brent L. Larson, Executive Vice President and Chief Financial Officer

with a copy (which shall not constitute notice) to:

Justin W. Chairman

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

If to the Director:

Mark I. Greene, M.D, Ph.D.

300 Righters Mill Road

Penn Valley, PA 19072

with a copy (which shall not constitute notice) to:

Morris F. DeFeo, Jr.

Crowell & Moring LLP

1001 Pennsylvania Avenue NW

Washington, D.C. 20004-2595

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 10.

9. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns, as applicable. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

10. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

11. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party hereto shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

13. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

14. Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the day and year first above written.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Ricardo J. Gonzalez
Ricardo J. Gonzalez,
Chief Executive Officer

DIRECTOR

/s/ Mark I. Greene
Mark I. Greene, M.D., Ph.D.

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